                                                                      EXHIBIT 12

Liberty Media Corporation
Calculation of Ratio of Earnings to Fixed Charges
(Dollars in millions)
(unaudited)


                                        SIX MONTHS   SIX MONTHS   YEAR    TEN MONTHS
                                           ENDED        ENDED     ENDED      ENDED
                                          6/30/01      6/30/00   12/31/00  12/31/99
                                        --------------------------------------------

Earnings (losses) before income taxes    $(4,281)      2,102       3,019     (3,118)

Add:

Interest on debt                             356         366         283        311
Interest portion of rentals                   15           7          20         13
Amortization of debt expense                   1           1           2          2
Distributions from and losses of less
  than 50%-owned affiliates with debt
  not guaranteed by Liberty                  246         248         384        183
Minority interest in (earnings)/losses of
  consolidated subsidiaries                  (91)        (28)        (63)       (46)
                                        --------------------------------------------
Earnings available for fixed charges     $(3,754)      2,696       3,645     (2,655)
                                        ============================================

Fixed charges:

Interest on debt:
LMC and consolidated subsidiaries            269         339         246        288
Less than 50%-owned affiliates with debt
  guaranteed by Liberty                       51          25          31         22
Liberty's proportionate share of
  interest of 50%-owned affiliates            36           2           6          1
                                        --------------------------------------------
     Total interest on debt                  356         366         283        311

Interest portion on rentals                   15           7          20         13
Amortization of debt expense                   1           1           2          2
Capitalized interest                          --          --          --         --
                                        --------------------------------------------
Total fixed charges                      $   372         374         305        326
                                        ============================================

Ratio of earnings to fixed charges            --        7.21       11.95         --

Deficiency                               $(4,126)         --          --      (2,981)



                                                TWO
                                              MONTHS    YEAR ENDED DECEMBER 31,
                                               ENDED    ------------------------
                                              2/28/99     1998     1997     1996
                                             --------   ------------------------


Earnings (losses) before income taxes         $141       1,083     (645)   1,174

Add:

Interest on debt                                38         178       71       58
Interest portion of rentals                      2          11        9       13
Amortization of debt expense                     1           5        3        1
Distributions from and losses of less
  than 50%-owned affiliates with debt
  not guaranteed by Liberty                     31         876      723      310
Minority interest in (earnings)/losses of
  consolidated subsidiaries                     (3)        (13)      10      (18)
                                            ------------------------------------

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                                   CONTINUED
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

Earnings available for fixed charges        $210    2,140    171     1,538
                                           ===============================


Fixed charges:

Interest on debt:
LMC and consolidated subsidiaries             26      104     40        53
Less than 50%-owned affiliates with debt
  guaranteed by Liberty                        3       16     11         1
Liberty's proportionate share of
  interest of 50%-owned affiliates             9       58     20         4
                                           -------------------------------
      Total interest on debt                  38      178     71        58

Interest portion on rentals                    2       11      9        13
Amortization of debt expense                   1        5      3         1
Capitalized interest                          --       --     --        --
                                           -------------------------------
Total fixed charges                        $  41      194     83        72
                                           ===============================
Ratio of earnings to fixed charges          5.12    11.03   2.06     21.36

Deficiency